EXHIBIT 10.15

PRIORITY TECHNOLOGY HOLDINGS, INC.
2018 EQUITY INCENTIVE PLAN
Restricted Stock Unit Award Agreement
This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into as of January 18, 2019 (the “Grant Date”), by and between Priority Technology Holdings, Inc., a Delaware corporation (the “Company”), and Timothy T. Schneible (the “Participant”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Priority Technology Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”).
W I T N E S S E T H:
WHEREAS, the Company maintains the Plan; and
WHEREAS, the Company desires to grant Restricted Stock Units to the Participant pursuant to the terms of the Plan and the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Grant. Subject to the conditions set forth in the Plan and this Agreement, the Company grants Participant the right to earn up to Two Hundred Fifty Thousand Dollars ($250,000) worth of Restricted Stock Units on each anniversary of his Hire Date with the Company (as such term is defined in Participant’s employment agreement with the Company, listed as October 8, 2018) (based on current market value of the Company’s shares on each anniversary of his Hire Date as further defined in Schedule A) for the first four (4) years of Participant’s employment with the Company as the Company’s Chief Operating Officer, with each annual issuance of Restricted Stock Units subject to a two (2) year vesting schedule as defined in Section 2, below.
2.    Vesting.
(a)    The Participant shall become vested in the Restricted Stock Units, in accordance with the terms of Schedule A, attached hereto.
(b)    Notwithstanding the foregoing, in the event of the Participant’s Termination of Service on account of the Participant’s death or Disability (as defined below), the Restricted Stock Units shall become one hundred percent (100%) vested. For purposes of this Agreement, “Disability” means that the Participant would be considered disabled under Section 409A of the Code.
(c)    Upon the Participant’s Termination of Service for any reason, the portion of the Restricted Stock Units in which the Participant has not become vested shall be cancelled and forfeited by the Participant without consideration.

3.    Award Settlement. The Company shall deliver to the Participant (or, in the event of the Participant’s prior death, the Participant’s beneficiary), one (1) share of Company Stock for each Restricted Stock Unit in which the Participant becomes vested in accordance with this Agreement, less any shares withheld for payment of taxes as provided in Section 17 of the Plan. The Participant shall receive cash in lieu of any fractional shares of Company Stock that would otherwise be issuable hereunder. Delivery of such Company Stock and cash, if applicable, shall be made within thirty (30) days following the applicable Vesting Date, but in no event later than the fifteenth (15th) day of the third month following the end of the calendar year in which the Vesting Date occurred.
4.    Stockholder Rights. The Participant shall not have any voting rights, rights to dividends or dividend equivalents or other rights of a stockholder with respect to shares of Company Stock underlying a Restricted Stock Unit until the Restricted Stock Unit has vested and a share of Company Stock has been issued in settlement thereof and, if applicable, the Participant has satisfied any other conditions imposed by the Committee.
5.    Transferability. Except as permitted by the Committee, in its sole discretion, the Restricted Stock Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order, unless and until the Restricted Stock Units have been settled and the shares of Company Stock underlying the Restricted Stock Units have been issued, and all restrictions applicable to such shares have lapsed, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
6.    Taxes. The Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
7.    Incorporation by Reference. The terms and provisions of the Plan are incorporated herein by reference, and the Participant hereby acknowledges receiving a copy of the Plan and represents that the Participant is familiar with the terms and provisions thereof. The Participant accepts this Award subject to all of the terms and conditions of the Plan. In the event of a conflict or inconsistency between the terms of the Plan and the terms of this Agreement, the Plan shall govern and control.
8.    Securities Laws and Representations. The Participant acknowledges that the Plan is intended to conform to the extent necessary with all applicable federal, state and foreign securities laws (including the Securities Act and the Exchange Act) and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission or any other governmental regulatory body. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the shares are to be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations. Without limiting the foregoing, the Restricted Stock Units are being granted to the Participant, upon settlement of the Restricted Stock Units any shares of Company Stock will be issued to the Participant, and this Agreement is being made by the Company in reliance upon the following express representations and warranties of the Participant. The Participant acknowledges, represents and warrants that:
(a)    The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in herein;
(b)    Any shares of Company Stock issued to the Participant upon settlement of the Restricted Stock Units must be held indefinitely by the Participant unless (i) an exemption from the registration requirements of the Securities Act is available for the resale of such shares of Company Stock or (ii) the Company files an additional registration statement (or a “re-offer prospectus”) with regard to the resale of such shares of Company Stock and the Company is under no obligation to continue in effect a Form S-8 Registration Statement or to otherwise register the resale of such shares of Company Stock (or to file a “re-offer prospectus”); and
(c)    The exemption from registration under Rule 144 will not be available under current law unless (i) a public trading market then exists for the Company Stock, (ii) adequate information concerning the Company is then available to the public, and (iii) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and that any sale of shares of Company Stock issued to the Participant upon settlement of the Restricted Stock Units may be made only in limited amounts in accordance with, such terms and conditions.
9.    Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.
10.    Entire Agreement. This Agreement, together with the Plan, as either of the foregoing may be amended or supplemented in accordance with their terms, constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and therein, and supersedes all prior communications, representations and negotiations in respect thereto.
11.    Successors and Assigns. The terms of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. The Participant may not assign any of the rights or obligations under this Agreement without the prior written consent of the Company. The Company may assign its rights and obligations to another entity which will succeed to all or substantially all of the assets and business of the Company.
12.    Amendments and Waivers. The Board may, at any time, suspend or terminate this Agreement or revise or amend it in any respect whatsoever provided however, that no amendment, suspension or termination will materially and adversely affect the rights of any Participant under this Award Agreement or the Plan without the consent of the Participant. Waivers or consents to departures from the provisions hereof may not be given if they materially and adversely affect the rights of any Participant under this Award Agreement or the Plan without the consent of the Participant.
13.    Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
14.    Counterparts. This Agreement may be signed in counterparts, each which shall constitute an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
15.    Notices. Any notice required to be given or delivered to the Company under the terms of the Plan or this Agreement shall be in writing and addressed to the General Counsel and the Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address listed in the Company’s personnel files or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), one business day after deposit with any return receipt express courier (prepaid), or one business day after transmission by facsimile.
16.    Governing Law. Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
17.    Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to the Plan, this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court of the Northern District of Georgia or any state court located in Fulton County, State of Georgia, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts.
18.    Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, INTERPRETATION OR ENFORCEMENT HEREOF. THE PARTIES HERETO AGREE THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND WOULD NOT ENTER INTO THIS AGREEMENT IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.
19.    No Employment Rights. The Participant understands and agrees that this Agreement does not impact in any way the right of the Company or its Affiliates to terminate or change the terms of the employment of the Participant at any time for any reason whatsoever, with or without cause, nor confer upon any right to continue in the employ of the Company or any of its Affiliates.
20.    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Restricted Stock Units and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
21.    Clawback. The Restricted Stock Units are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, as well as any other policy of the Company that applies to Awards, such as anti-hedging or pledging policies, as they may be in effect from time to time.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date set forth above.

PRIORITY TECHNOLOGY HOLDINGS, INC.
By: /s/ Thomas Priore
Name: Thomas Priore
Title: President and Chief Executive Officer
PARTICIPANT:
/s/ Timothy T. Schneible
Name: Timothy T. Schneible

Schedule A to Restricted Stock Unit Award Agreement
Vesting Schedule For Timothy T. Schneible

Vesting Schedule:

Value*	Grant Date**	Vesting Schedule**
$250,000	January 18, 2019	50% vested on October 8, 2019 50% vested on October 8, 2020
$250,000	October 8, 2019	50% vested on October 8, 2020 50% vested on October 8, 2021
$250,000	October 8, 2020	50% vested on October 8, 2021 50% vested on October 8, 2022
$250,000	October 8, 2021	50% vested on October 8, 2022 50% vested on October 8, 2023

*The number of restricted stock units to be issued on the applicable grant date will be determined based on the fair market value of the Company’s Common Stock at a per share price equal to the Nasdaq Official Closing Price (NOCP) as reported by Nasdaq stock exchange on nasdaq.com for the Company’s Common Stock under the Company’s Nasdaq common stock ticker [PRTH] for the close of trading on the trading day immediately preceding the Restricted Stock Unit grant date. The Nasdaq Official Closing Price (NOCP) identifies the Nasdaq market-specific closing price for Nasdaq-listed issues. By way of illustration, and for example purposes only, if the Grant Date is October 8, 2019, and if the NOCP is $10 on October 7, 2019, then the Restricted Stock Units issued on October 7, 2019 would be 25,000.
**Participant must be employed by the Company as the Company’s Chief Operating Officer on each Grant Date and each Vesting Date to be eligible: (i) to receive the Restricted Stock Units for each applicable Grant Date and (ii) to be eligible to vest for each applicable Vesting Date associated therewith.